EXHIBIT 10.09

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Agreement”) is made and entered into between Paul Brenner (“Employee”) and Emmis Operating Company (“Emmis”).  Emmis and all of its affiliates are hereinafter collectively referred to as the “Company.”

WHEREAS, Employee and Emmis were parties to an Employment Agreement, dated as of March 1, 2016 (the “Employment Agreement”), the term of which continues to and including February 28, 2019, unless earlier terminated in accordance with the provisions of the Employment Agreement; and

WHEREAS, following termination of the Employment Agreement, Employee remains bound by certain surviving obligations contained in the Employment Agreement, including, without limitation, intellectual property covenants, confidentiality and non-disclosure obligations, and certain restrictive covenants.

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.Termination of Full-Time Employment.  Employee’s full-time employment with the Company terminated effective February 28, 2019.

2.Severance Benefits.  On the Company’s first regular payday following the effective date of this Agreement, as set forth in Section 5 below (“Effective Date”), the Company shall pay Employee as severance $408,000.00, in a lump sum, less all applicable federal, state and local taxes (“Severance Payment”).

Employee shall be solely responsible for any federal, state and local taxes incurred as a result of any severance benefits provided to Employee under this Section 2.  Employee shall indemnify and hold the Company harmless from any costs, liability or expenses, including reasonable attorneys’ fees, arising from the taxation, if any, of any severance benefits provided to Employee under this Section 2, including without limitation any penalties or administrative expenses.

3.Complete Release by Employee.  Employee hereby releases and forever discharges Emmis and all of its parents, subsidiaries, affiliates (including without limitation Emmis Communications Corporation, Emmis Operating Company, NextRadio, LLC, TagStation, LLC, Emmis Radio, LLC), insurers, employee benefit and welfare benefit programs and plans (including without limitation administrators, trustees, fiduciaries and insurers of such programs and plans), predecessors, successors and assigns, and all of their respective present and former partners, officers, directors, shareholders, agents, independent contractors, employees, representatives, and attorneys, in their representative as well as their individual capacities, from any and all claims, demands, damages, costs, expenses, and causes of action of any kind or nature, whether known or unknown, including, without limitation, any claims alleging violation or breach of any federal, state, or local constitution, statute, regulation, ordinance, or common law, and/or breach of any contract.  Employee’s release of claims includes specifically, without limitation, the following: (a) any claims of age discrimination under the Age Discrimination in Employment Act (“ADEA”) (including without limitation the Older Workers Benefit Protection Act (“OWBPA”)), (b) any claims under any state statutory or decisional law pertaining to wrongful discharge, discrimination, retaliation, breach of contract, breach of public policy, misrepresentation, fraud or defamation, (c) any and all claims under the Illinois Human Rights Act; Illinois wage payment laws; Indiana Civil Rights Law, Indiana Wage Payment Statute, Indiana Wage Claims Statute, Indiana wage payment laws, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Family and Medical Leave Act and the Americans With Disabilities Act, and (d) any claims that Employee has or may have on account of or arising out of or in any way related to (i) Employee’s employment with the Company, (ii) the termination of Employee’s employment with the Company, (iii) Employee’s existing or potential entitlement under any employee benefit or welfare benefit programs or plans of the Company, (iv) the Employment Agreement, and/or (v) any and all matters, transactions or things occurring prior to Employee’s execution of this Agreement.

4.Additional Acknowledgments, Covenants and Agreements by Employee.  Employee further acknowledges, covenants, and agrees that:

a.Employee has received all compensation and benefits Employee was or will be entitled to by virtue of Employee’s employment with the Company, including without limitation under the Employment Agreement, except for the severance benefits to be provided by the Company pursuant to Section 2 of this Agreement;

b.Employee has been advised and encouraged to seek legal counsel before signing this Agreement, Employee was given 45 days within which to consider this Agreement before Employee signed it, and in executing this Agreement, Employee does not rely upon and has not relied upon any representation or statement with regard to the subject matter, basis or effect of this Agreement, other than those specifically stated in this Agreement;

c.Employee remains bound by all terms and conditions contained in the NextRadio Confidentiality and Intellectual Property Rights Agreement (the “IP Rights Agreement”) previously executed by Employee, and Employee hereby reaffirms all such covenants and obligations contained therein;

d.Employee has returned or will immediately return to the Company all files, records, documents, information, data, equipment, lists, computer programs and/or data, property, materials, or other items relating in any way to the business and/or operations of the Company or its affiliates, including without limitation any “Confidential Information” (as defined below);

e.Employee shall not, directly or indirectly, make, or allow Employee’s name to be used in, any communication (oral, written, electronic, through any form of media, or otherwise) which, directly or indirectly, expressly or impliedly, attacks, degrades, criticizes, discredits or in any way impugns the personal or professional integrity, reputation or business practices of the Company or any of its present or former partners, officers, directors, shareholders, agents, independent contractors, employees, representatives, or attorneys, in their representative as well as their individual capacities, or any of the Company’s parents, subsidiaries, affiliates, predecessors, successors or assigns;

f.Employee has read and understands this Agreement and executes it voluntarily and of Employee’s own free will;

g.Employee has not previously filed or otherwise initiated any complaint, cause of action or claim against the Company; and

h.Employee’s execution of this Agreement is in consideration of something of value to which Employee would not otherwise be entitled.

5.Effective Date of Agreement.  This Agreement shall not become effective until it has been fully executed by both parties, but no earlier than the eighth day after Employee signs it.  During the seven-day period immediately following the date of Employee’s execution of this Agreement, Employee shall be entitled to revoke it by putting the revocation in writing and delivering it to Traci Thomson, SPHR, VP, Human Resources, 40 Monument Circle, Indianapolis, Indiana 46204, by hand delivery or certified mail, return receipt requested, within seven calendar days of the date on which Employee signs the Agreement.  If Employee delivers the revocation by mail, it must be postmarked within seven calendar days of the date Employee executes the Agreement.

6.Information Regarding Release of Age Discrimination Claim.  The Company has attached as Exhibit A to this Agreement a schedule referred to in the OWBPA, which provides information regarding the group of employees covered by the employment termination program, the eligibility factors the Company used, the job titles and ages of all employees selected for termination, and the job titles and ages of all employees who were not selected for termination.

7.No Admission on Part of the Company.  It is understood and agreed by the parties that this Agreement does not constitute an admission by the Company that it has violated any statute or law, committed any unlawful act or breached any contract.  It is also understood and agreed by the parties that this Agreement is entered into solely for the purpose of compromise in an effort to fully resolve all matters relating in any way to Employee’s employment with the Company, the termination of Employee’s employment with the Company, and/or the Employment Agreement.

8.Confidentiality.  Employee shall keep the terms and conditions of this Agreement strictly confidential.  Except as may be required by law, Employee and his/her agents, employees, representatives, attorneys, successors, and assigns shall not (a) disclose any terms or conditions of this Agreement to any person, firm, corporation or entity other than Employee’s accountants and attorneys, (b) characterize or describe this Agreement to any person, firm, corporation or entity other than Employee’s accountants and attorneys, and/or (c) discuss or communicate with any person, firm, corporation or entity other than Employee’s accountants and attorneys any aspect of this Agreement.

9.Survival.  Certain provisions of Employee’s Employment Agreement expressly survive the termination of the Employment Agreement.  Employee expressly acknowledges that following the termination of Employee’s full-time employment with Company, Employee remains bound by, without limitation, the (i) intellectual property restrictions and obligations in Section 7 of the Employment Agreement, (ii) confidentiality and non-disclosure obligations in Section 7 of the Employment Agreement, and (iii) restrictive covenants, including but not limited to those set forth in Section 8, and Employee reaffirms all such obligations.

10.Non-Disclosure; Non-Competition; Non-Solicitation.  As a condition of the Company providing Employee with the severance benefits in accordance with Section 2 of the Agreement, Employee agrees to be bound by the following restrictive covenants:

a.Non-Disclosure.  In connection with Employee’s employment with the Company, Employee was given access to, generated, or otherwise came into contact with or become aware of “Confidential Information” (as defined below).  Employee further acknowledges and agrees that Confidential Information is the property of the Company and/or its affiliates and Employee has not acquired any ownership rights in Confidential Information.  Employee therefore shall not directly or indirectly disclose, use or exploit any Confidential Information for Employee’s own benefit or for the benefit of any person or entity following Employee’s employment with the Company.  For purposes of this Agreement, Confidential Information shall mean any proprietary, confidential or competitively sensitive information and materials that are the property of or relate to the Company, its affiliates or their businesses (excepting only information and materials already known by the general public), including without limitation (a) trade secrets, (b) the names and addresses of the Company’s past, present or prospective customers (and all information relating to such customers) and (c) information concerning the Company’s suppliers, vendors, financing sources, financial condition, pricing, marketing plans or techniques, business strategies, or software.  This Section 10(a) of the Agreement shall be in addition to Employee’s obligations under the Employment Agreement and the IP Rights Agreement.

b.Non-Competition.  For a period of one (1) year immediately following the Effective Date of this Agreement (which duration shall be extended by the length of any period during which Employee is in violation of this Section 10(b)), Employee shall not within the “Geographic Territory” (as defined below) own, manage, operate, control, invest in, lend to, acquire an interest in, or otherwise engage or participate in (whether as an employee, independent contractor, consultant, partner, shareholder, investor, or any other type of participant) any Competitor Business (as hereinafter defined), or in any affiliates of a Competitor Business, (i) if Employee directly or indirectly performs any duties, responsibilities or functions on behalf of the Competitor Business that are the same as or similar to the duties, responsibilities or functions Employee performed for Company or any member of the Company during any portion of the 24-month period immediately preceding the Effective Date of this Agreement (the “Pre-Termination Period”), (ii) that relate in any respect to any aspect of the business of Company or of any member of the Company as to which, during any portion of the Pre-Termination Period, Employee performed any duties or services or received any confidential information, or (iii) relate in any respect to, or would benefit from the use of, any confidential information Employee received during the Pre-Termination Period.  “Geographic Territory” shall mean Indiana, Illinois, United States, and/or any other state, market, country, or geographic territory in which Company, or a member of the Company, delivered, sold or marketed its products or services or conducted business during the Pre-Termination Period.  “Competitor Business” shall mean (i) any of the following:  Bonneville International Corporation; Entercom Communications Corporation; Fiscowl, LLC (d/b/a Analytical Owl); The Nielsen Company (US), LLC; Gracenote; iHeart Media + Entertainment, Inc.; Veritone, Inc.; and Xperi Corporation (f/k/a iBiquity); or (ii) any business that is engaged in (a) the terrestrial radio broadcasting business or the city and regional magazine publishing business, or (b) the use, development or sale of dynamic pricing software or services.  The parties acknowledge and agree that Company’s business is generally located at least within the Geographic Territory, extends throughout the Geographic Territory, and is not limited to any particular region of the Geographic Territory.  This Section 10(b) of the Agreement shall replace, in its entirety, Section 8.2 of the Employment Agreement.

c.Non-Solicitation.  For a period of 24 months (which period shall be extended to include any period of time during which Employee is in violation of this Section 10(c)) immediately following the date on which Employee’s employment with the Company terminated, Employee (on Employee’s own behalf or that of any other person or entity) shall not directly or indirectly solicit, induce or influence any employee of the Company or any other person or entity who has an actual or prospective employment, consulting or contractor relationship with the Company to discontinue, reduce, reject or otherwise change in any manner adverse to the interests of the Company the nature or extent of such relationship with the Company.  This Section 10(c) of the Agreement shall be in addition to Section 8.1 of the Employment Agreement.

d.Injunctive Relief.  Employee acknowledges the special and unique nature of Employee’s employment with Company and understands that, as a result of Employee’s employment with Company, Employee has gained knowledge of and had access to highly sensitive and valuable information regarding the operations of Company and its subsidiaries and affiliated entities, including but not limited to the confidential information described more fully in the IP Rights Agreement.  Accordingly, Employee acknowledges Company’s interest in preventing the disclosure of such information through the engagement of Employee’s services by any of Company’s competitors (or any member of Company’s competitors) following the termination of Employee’s employment with Company for any reason.  Employee further acknowledges that Employee’s breach of Section 10 herein will cause irreparable harm and damage to Company, the exact amount of which will be difficult to ascertain; that the remedies at law for any such breach would be inadequate; and that the provisions of this Section 10 have been specifically negotiated and carefully written to prevent such irreparable harm and damage.  Accordingly, if Employee breaches Section 10, Company shall be entitled to injunctive relief (including attorneys’ fees and costs) enforcing Section 10, to the extent reasonably necessary to protect Company’s legitimate interests, without posting bond or other security.

Notwithstanding anything to the contrary contained in this Agreement, if Employee violates Section 10, and Company brings legal action for injunctive or other relief, Company shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full restrictive covenant periods set forth therein.  Accordingly, the obligations set forth in Section 10 shall have the duration set forth therein, computed from the date such relief is granted but reduced by the time expired between the date the restrictive period began to run and the date of the first violation of the obligation(s) by Employee.

e.Construction.  Despite the express agreement herein between the parties, in the event that any provisions set forth in this Section 10 shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable for any reason whatsoever, the parties agree that this Section 10 shall be interpreted to extend only to the maximum extent as to which it may be enforceable, and that this Section 10 shall be severable into its component parts, all as determined by such court or tribunal.

11.Re-employment.  Except as specified in the last sentence of this Section 11, in the event Employee is re-employed by the Company or any of its affiliates as a full-time, regular part-time, or part-time employee, the Company shall immediately discontinue the payment of any outstanding severance benefits, including without limitation the Severance Payment.  In addition, the Company, in its sole discretion, may condition Employee’s re-employment upon Employee reimbursing to the Company that portion of the Severance Payment previously paid to Employee that was intended to cover any time period following the date of re-employment.  Notwithstanding any of the foregoing, it is understood and agreed that the Employment Agreement between Employer and Employee, dated as of March 1, 2019 (the “2019 Agreement”), shall not be considered or interpreted to be one for “re-employment,” and any services provided by Employee pursuant to the 2019 Agreement shall not be deemed to be “re-employment,” within the meaning of this Section 11.

12.Non-Interference with EEOC Rights.  Nothing in this Agreement (including without limitation any release of claims, non-disclosure, non-disparagement, or cooperation provision) shall prohibit or restrict Employee from (a) filing a charge or complaint (including without limitation a charge or complaint alleging an ADEA violation) with, communicating with, or participating in any investigation by, the Equal Employment Opportunity Commission, or any similar state or local administrative agency or (b) challenging the validity of the waiver and release of any claim that Employee may have under the ADEA.  Employee acknowledges and agrees, however, that in the event Employee files such a charge or complaint, Employee waives any right to recover any monetary damages or any other individual relief.

13.Miscellaneous Terms and Conditions.

a.This Agreement sets forth the entire agreement between the parties with respect to the subject matter of this Agreement and fully supersedes all prior negotiations, representations and agreements, whether written or oral, between the parties with respect to the subject matter of this Agreement; provided, however, that, unless specifically set forth herein, this Agreement does not supersede, amend or modify any surviving provisions of the Employment Agreement, the IP Rights Agreement, and/or confidentiality, non-disclosure and/or restrictive covenants between the Employee and Emmis, TagStation, LLC, or any member of the Company, which all remain in full force and effect.

b.The terms and conditions of this Agreement shall extend to, be binding upon and inure to the benefit of the heirs, administrators, representatives, executors, successors and assigns of the parties.

c.This Agreement shall be construed in accordance with and pursuant to the internal laws of the state of Indiana, without regard to choice of law rules, and Employee and the Company (i) agree that litigation initiated by Employee or the Company concerning the interpretation or implementation of this Agreement shall exclusively be brought and litigated in a state court of competent jurisdiction in Marion County, Indiana, or federal court of competent jurisdiction in the Southern District of Indiana; (ii) consent to the personal jurisdiction of such courts; and (iii) waive any defense of forum non conveniens.

d.If any term or condition of this Agreement is applied to either party or to any circumstance that is adjudged to be illegal, invalid or inoperable, that illegality, invalidity or inoperability shall not affect the remainder of the Agreement, its validity or enforceability.

e.If Employee does not execute this Agreement and deliver it to the Company on or before April 20, 2019, it shall be voidable at the sole option of the Company.  Each party has had an ample opportunity to make suggestions or changes to the terms and conditions in this Agreement.  The terms and conditions of all parts of this Agreement shall in all cases be construed as a whole, according to their fair meaning, and not strictly for or against any drafter.

f.This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

g.This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption under Section 409A, and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from

EXHIBIT 10.09

service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly and properly executed.

[Signature Page Follows]

READ ENTIRE AGREEMENT CAREFULLY BEFORE SIGNING

EMMIS OPERATING COMPANY

/s/ J. Scott Enright
Signature
J. Scott Enright, Executive Vice President
Printer Name and Title
February 28, 2019
Date

“Employee”

/s/ Paul V. Brenner
Signature
Paul V. Brenner
Printer Name
February 28, 2019
Date

EXHIBIT A

DISCLOSURE FORM

Federal law requires that the Company provide certain information to you in connection with the Company’s offer to provide severance pay to you in exchange for your participation in the Company’s termination program. This Exhibit A sets forth information required by federal law with respect to each employee who, as of the time you receive this Disclosure, has been offered the opportunity to participate in the termination program, or who has been identified as someone who will not be offered the opportunity to participate in the termination program. The following page contains a list of the ages and a job position of the employees considered for participation in the termination program, and indicates whether the employee was in fact selected for participation in the termination program.

The Company considered and selected the following group of employees when determining which employees would be offered participation in the termination program: all employees who work primarily for the NextRadio TagStation division.

Job Title	Age	Selected for Layoff
SVP & CTO / President Next Radio	50	Y
QA Manager	40	Y
Developer	58	Y
QA Analyst	46	Y
Executive Assistant	33	Y
QA Analyst	41	Y
Dir of Product Development	37	Y
Mgr of Software Architecture	53	Y
Developer	31	Y
QA Analyst	32	Y
Front End Developer	33	Y
Developer	39	Y
VP of Data Analytics	56	Y
Senior Data Analyst	39	Y
Data Analyst	55	Y
Dir of Product, Automotive	32	Y
Developer	49	Y
SVP of Revenue Development	49	Y
Marketing Coordinator	31	Y
Marketing Director	58	Y
SVP Technology & Products	42	Y
National Sales Director	43	Y
Dir of Broadcaster Engagement	42	Y
Dir of Product Development	32	Y
Account Manager	33	Y
Account Manager	27	Y

VP of Auto & Wireless Business Development	53	Y
Engineer EX	39	Y
Project Manager EX	36	Y
Product Designer	44	Y
Business Intelligence Developer	30	Y
NextRadio Sales Assistant	26	Y
Technical Support Analyst	45	Y
Technical Support Analyst	43	Y
Technical Support Analyst	36	Y